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WORLD MONITOR TRUST II—SERIES E

MONTHLY REPORT/

JANUARY 30, 2004

WORLD MONITOR TRUST II—SERIES E

Dear Interest Holder:

Enclosed is the report for the period from December 27, 2003 to January 30, 2004 for World Monitor Trust II—Series E (“Series E”). The net asset value of a unit as of January 30, 2004 was $178.60 an increase of 2.64% from the December 27, 2003 value of $174.01. The calendar year-to-date return for Series E was an increase of 1.22% as of January 30, 2004.

The estimated net asset value per interest as of February 26, 2004 was $191.09. Past performance is not necessarily indicative of future results.

Should you have any questions, please contact your Wachovia Securities Financial Advisor. For account status inquiries, contact Prudential Financial Client Services at (212) 778-2443.

Sincerely yours,

Brian J. Martin

President and Director

PRUDENTIAL SECURITIES

FUTURES MANAGEMENT INC.

Please note that the value which appears on your Wachovia Securities statement is an estimated value at calendar month-end. The actual value as of the last Friday of the month is contained in this report.

STATEMENT OF OPERATIONS

For the period from December 27, 2003 to January 30, 2004

Revenues:
Realized gain on commodity transactions	$3,042,880
Change in unrealized commodity positions	(1,051,885)
Interest income	39,000

2,029,995

Expenses:
Commissions	287,005
Incentive fees	347,420
Management fee	97,039
Other transaction fees	13,452
Other expenses	14,313

759,229

Net gain	$1,270,766

STATEMENT OF CHANGES IN NET ASSET VALUE

For the period from December 27, 2003 to January 30, 2004

	Total	Per Interest
Net asset value at beginning of period (273,142.851 interests)	$47,528,375	$174.01
Net gain	1,270,766
Redemptions	(428,049)

Net asset value at end of period (270,829.609 interests)	$48,371,092	178.60

Change in net asset value per interest		$4.59

Percentage change		2.64%

I hereby affirm that, to the best of my knowledge and belief, the information contained herein relating to World Monitor Trust II—Series E is accurate and complete.

PRUDENTIAL SECURITIES FUTURES MANAGEMENT INC.

by: Ronald J. Ivans

Chief Financial Officer